CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1999 Stock Plan and 1995 Directors’ Option Plan of our report dated February 28, 2001, with respect to the consolidated financial statements of GenStar Therapeutics Corporation included in the Annual Report (Form 10-KSB) for the year ended December 31, 2000.

/s/ ERNST & YOUNG LLP

San Diego, California
April 2, 2001